Exhibit 99.2

IMPORTANT NOTICE REGARDING BLACKOUT
PERIOD AND RESTRICTIONS ON ABILITY TO TRADE SHARES
OF THE COMPANY’S SECURITIES

This notice is to inform you of significant and broad restrictions on your ability to trade any equity securities of PHH Corporation (“PHH” or “we”) during the blackout period described below. This blackout period is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to our insider trading policy restrictions and trading windows related to earnings releases.

The blackout period begins at 6:00 PM (Eastern Standard Time) on March 1, 2006. It is imposed because the fiduciaries of the PHH Corporation Employee Savings Plan and the PHH Home Loans LLC Employee Savings Plan (collectively, the “401(k) Plans”) have temporarily suspended the right of participants in the 401(k) Plans to make any new purchases of the Company’s common stock, $.01 par value per share (“Company Common Stock”), pursuant to the Company stock fund maintained by each plan. Currently, we expect that the ending date for this blackout period will be the date on which we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. You will be notified once the ending date of the blackout period is determined.

Until the end of the blackout period, the Company’s directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any Company Common Stock or any other equity security of the Company to the extent that stock or equity security was acquired in connection with employment as an executive officer or services as a director. For purposes of these restrictions:

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“Equity security” is defined broadly to include any option, warrant, convertible security, stock appreciation right or similar right with an exercise price or conversion privilege at a price related to an equity security, or similar securities with a value derived from an equity security.

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Transactions that are prohibited during the blackout period include exercising options granted in connection employment as an executive officer or director of the Company, selling shares of Company Common Stock acquired pursuant to such options, selling shares of Company Common Stock originally received in connection with a restricted stock grant or upon the vesting of a restricted stock unit, or selling shares to cover withholding taxes upon the vesting of restricted stock units. In addition, the transactions that are prohibited are not limited to those involving direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

If you engage in a transaction that violates these restrictions, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties. The SEC regulations regarding blackout period restrictions are complex. To avoid any inadvertent violations of the blackout period restrictions, you are required to follow our pre-clearance procedures in connection with any proposed transaction in Company securities during the blackout period. In addition, during this blackout period the trading restrictions under our insider trading policy continue to apply.

If you have any questions regarding the our pre-clearance procedures, your ability to engage in any transaction during the blackout period, or the beginning or ending dates of the blackout period, please contact: Mr. William F. Brown, at  856-917-0903,  3000 Leadenhall Road Mt. Laurel, New Jersey, 08054.

March 1, 2006